Exhibit 99.1

FOR IMMEDIATE RELEASE

SAIC REACHES SETTLEMENT WITH U.S. ATTORNEY AND CITY OF NEW YORK

IN CITYTIME MATTER

(McLean, Va.) March 14, 2012 – Science Applications International Corporation (SAIC) [NYSE: SAI] announced today it has reached a settlement with the U.S. Attorney for the Southern District of New York and the City of New York concerning the CityTime automated workforce management system.

Under the terms of the settlement, SAIC will pay $500.4 million in restitution and penalties, and an independent monitor will be appointed by the United States Attorney’s Office for three years to review certain Company policies and practices. The United States Attorney’s Office has charged the Company with a single criminal count related to CityTime, but will defer prosecution based upon, among other things, the Company’s cooperation with the investigation, remediation efforts and acceptance of responsibility. The Government has agreed to dismiss the charge without prosecution in three years if SAIC complies with the terms of the deferred prosecution agreement.

“We welcome this settlement as an important step in our efforts to move forward as a better, stronger company dedicated to the highest standards of ethics and performance for our customers,” said John Jumper, Chief Executive Officer. “We have implemented strong improvements to our compliance program and have new leadership in place. Our financial position is solid, with a strong balance sheet and strong, predictable cash flow.”

Jumper continued, “Today’s SAIC remains dedicated to the highest level of business ethics, and is better able to compete for business, attract great talent, and generate shareholder value for our investors.”

CityTime is an automated workforce management system that covers some 163,000 New York City employees in 65 agencies and that saves the City time and money every day.

About SAIC

SAIC is a FORTUNE 500® scientific, engineering, and technology applications company that uses its deep domain knowledge to solve problems of vital importance to the nation and the world, in national security, energy & environment, health, and cybersecurity. The company’s approximately 41,000 employees serve customers in the U.S. Department of Defense, the intelligence community, the U.S. Department of Homeland Security, other U.S. Government civil agencies and selected commercial markets. Headquartered in McLean, Va., SAIC had annual revenues of approximately $11 billion for its fiscal year ended January 31, 2011. For more information, visit www.saic.com. SAIC: From Science to Solutions®

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Statements in this announcement, other than historical data and information, constitute forward-looking statements that involve risks and uncertainties. A number of factors could cause our actual results, performance, achievements, or industry results to be very different from the results, performance, or achievements expressed or implied by such forward-looking statements. Some of these factors include, but are not limited to, the risk factors set forth in SAIC’s Annual Report on Form 10-K for the period ended January 31, 2011, and other such filings that SAIC makes with the SEC from time to time. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof.

Contact:	Vernon Guidry	Melissa Koskovich
	(703) 676-6255	(703) 676-6762
	vernon.a.guidry.jr@saic.com	koskovichm@saic.com